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Exhibit 4.7

[FORM OF FACE OF EXCHANGE NOTE]

CUSIP No.
Common Code No.
ISIN No.

8.875% Senior Subordinated Note due 2011

No.	$

RHODIA

promises to pay to Cede & Co.

or registered assigns,

the principal sum of	[Insert in Global Notes
—or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note annexed hereto]

U.S. Dollars on June 1, 2011.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

RHODIA
By:	Name: Title:

Dated:

CERTIFICATE OF AUTHENTICATION

        This is one of the Notes referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, as Trustee
By:	Authorized Officer

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]
8.875% Senior Subordinated Note due 2011

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the French Legend]

        Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        (1)   Principal and Interest.    The Company promises to pay the principal of this Note on June 1, 2011. The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 8.875% per annum (subject to adjustment as provided below). Interest will be payable semiannually in arrears (to the holders of record of the Notes at the close of business on May 15 or November 15 immediately preceding the interest payment date) on each interest payment date, commencing December 1, 2003.

        Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, interest, and Additional Amounts, if any, will be payable to the Person entitled thereto at the office or agency of the Company or Paying Agent maintained for such purpose or, at the option of the Company (in the case of interest due on an interest payment date), by check mailed to the registered address of such Person; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. Holders must surrender Notes to a Paying Agent to collect principal payments.

        The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest, and Additional Amounts, if any, at a rate per annum that is 1% in excess of 8.875%. Interest not paid when due and any interest on principal, premium, interest, or Additional Amounts, if any, not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

        (2)   Indenture; Subordination.    This is one of the Notes issued under an Indenture dated as of May 28, 2003 (as amended from time to time, the "Indenture"), between the Company and JPMorgan Chase Bank, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

        The Notes are general unsecured obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to $385,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class. This Note is subordinated as set forth in the Indenture to all Obligations in respect of Senior Debt (including all interest accrued or accruing on Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for the interest is allowed as a claim in the case or proceeding with respect to the Senior Debt).

        (3)   Redemption and Repurchase. Discharge Prior to Redemption or Maturity.    This Note is subject to optional redemption, and may be the subject of an offer to purchase, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

        If the Company deposits with the Trustee money or Government Securities sufficient to pay the then outstanding principal of, premium, if any, and accrued interest and Additional Amounts, if any, on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

        (4)   Registered Form. Denominations; Transfer; Exchange.    The Notes are in registered form without coupons in denominations of $1,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Transfer Agent may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Company will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

        (5)   Defaults and Remedies.    If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

        (6)   Amendment and Waiver.    Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

        (7)   Trustee Dealings with Company.    The Trustee, in its individual or any other capacity, may become an owner or pledgee of Notes, make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

        (8)   No Recourse Against Others.    A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        (9)   Authentication.    This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        (10) Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

        (11) ISIN/COMMON CODE/CUSIP Numbers.    The Company has caused ISIN/COMMON CODE/CUSIP numbers to be printed on the Notes and the Trustee may use ISIN/COMMON CODE/CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Rhodia
26, quai Alphonse Le Gallo
92512 Boulogne-Billancourt Cedex
France

Attention: Corporate Secretary

Assignment Form

        To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:
*
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐    Section 4.10                   ☐    Section 4.15

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased ($1,000 or an integral multiple thereof):

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:
*
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Custodian

QuickLinks

  Exhibit 4.7
[FORM OF FACE OF EXCHANGE NOTE]
8.875% Senior Subordinated Note due 2011
CERTIFICATE OF AUTHENTICATION
[FORM OF REVERSE SIDE OF EXCHANGE NOTE] 8.875% Senior Subordinated Note due 2011
Assignment Form
Option of Holder to Elect Purchase
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE